Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2015 RESULTS

Organic Merchandise Visibility™ Revenue Growth of 29%

Company Secures Major New EAS Customer

Company Reaffirms 2015 Guidance

Board of Directors Authorizes $30 Million Share Repurchase Plan

THOROFARE, N.J., August 3, 2015 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fiscal second quarter ended June 28, 2015. For more details on the Company’s financial results, please see the supplemental presentation materials, “Second Quarter 2015 Financial Review,” posted to the Company’s website at http://ir.checkpointsystems.com and furnished to the SEC on Form 8-K.

"I am pleased to report second quarter performance in-line with management's expectations," said George Babich, Checkpoint Systems’ President and Chief Executive Officer. "While we continue to face a number of challenges in our business, including enormous year-over-year foreign currency headwinds, the sunset of our significant 2014 EAS hardware rollouts and challenging market dynamics in ALS, we are executing on our operational and strategic plans and our 2015 investments in topline growth initiatives are beginning to gain traction.”

Mr. Babich added, “I have the great pleasure to announce that we recently secured a contract for a new EAS hardware rollout with a major Asian retailer. While the details of this project remain confidential, we are displacing a competitor’s systems with a suite of Checkpoint products, adding to our long list of competitive market share wins over the past decade without any major customer attrition. We have just begun the installation work and expect to recognize revenue related to the project in the second half of 2015 and into 2016."

"We also reached an agreement with one of our largest North American customers. Beginning in the second half of 2015, this customer will upgrade their existing Checkpoint RF EAS antennas with our next generation of dual RF/RFID-ready antennas as they prepare to use RFID tags both for EAS loss prevention as well as for inventory visibility.”

“Finally, later in 2015 and into 2016, we expect one of our largest European customers will begin to deploy our Merchandise Visibility™ solutions in approximately 150 stores and distribution centers in France. This represents the next step forward with this retailer who we expect to deploy our end-to-end Merchandise Visibility™ solutions worldwide, beginning in the DC, then into the back-of-store, then in-store."

"We are now in discussion, proof of concept, pilot, or partial deployment phases of our Merchandise Visibility™ solutions in more than 30 retailers across the globe. Checkpoint is the thought leader for these retailers as they explore the myriad of benefits RFID technology has to offer in their stores and distribution centers and we are confident that we will convert many of these projects to full deployments in the years to come.”

“While we continue to face a number of challenges in our businesses, we also continue to gain share in EAS as we transition and transform our legacy businesses by expanding our RFID capabilities and gaining share in the fast-growing market.”

Share Repurchase Program

The Board of Directors has authorized the repurchase of up to $30 million of common shares over the next two years. Mr. Babich added, “This share repurchase authorization reflects our confidence in Checkpoint’s financial strength and our long-term growth prospects, including the broader adoption of RFID technology by our retail customers. Share repurchases are a key element of our capital allocation strategy which aims to maximize stockholder value while maintaining the financial flexibility to pursue organic investments and strategic acquisitions as opportunities arise.”

Selected Discussion and Analysis of Second Quarter 2015 Results

•	Net revenues decreased 13.7% to $147.6 million compared with $170.9 million for the second quarter of 2014, due to an organic decrease of 5.2% and foreign currency effects of 8.5%.
◦
Merchandise Availability Solutions (MAS) revenues decreased 18.1% to $91.3 million versus the second quarter of 2014, partially driven by foreign currency translation effects of $10.0 million or 9.0%. The organic decline of 9.1% was attributable to EAS Systems, Alpha® and EAS Consumables, reflecting the sunset of North American and European chain-wide projects which occurred in the second quarter of 2014, partially offset by an increase in RFID solution sales in Europe.

◦
Apparel Labeling Solutions (ALS) revenues decreased 1.5% to $47.0 million, as foreign currency translation effects of $2.5 million, or 5.3%, offset a 3.8% organic revenue increase. RFID label revenues grew more than 20% year-over-year, while our legacy ticket and tag business was effectively flat despite significant competitive pricing pressures in certain geographies.

◦
Retail Merchandising Solutions (RMS) revenues decreased 21.3% to $9.3 million, nearly all related to the year-over-year decline in the Euro. Organic revenues declined 3.5%, reflecting the sunset of a major project in North America and softer retail display sales in Asia.

•	Gross profit margin was 41.7%, just under 70 basis points lower than the second quarter of 2014.
◦
MAS gross profit margin was 47.2%, more than 120 basis points higher than the 46.0% recorded in the second quarter of 2014. The increase was principally due to significant margin improvements in EAS Systems, Alpha® and RFID Solutions as we realize the benefits of our operational initiatives in field service, professional services, pricing and supply chain optimization. The margin improvement was partially offset by the stronger US Dollar eroding overall supply chain margins, as well as unfavorable manufacturing variances in our EAS Consumables factories from lower production volumes and higher input costs.

◦
ALS gross profit margin was 31.6% compared with 36.2% in the second quarter of 2014. The decrease was due to the weaker Euro, accelerated depreciation for certain machinery in Asia that has been removed from production, under-absorption due to lower production volumes and competitive pricing pressures in certain geographies due to market oversupply.

◦	RMS gross profit margin was 38.1%, 420 basis points better than 33.9% in the second quarter of 2014. The increase was primarily due to our margin improvement initiatives.

•
SG&A expenses were $51.9 million compared with $55.4 million in the second quarter of 2014. The decrease is primarily related to foreign currency translation effects of $4.8 million. The benefits of our cost reduction initiatives were offset by incremental spending increases related to our strategic initiatives.

•	Operating loss was $4.5 million compared with $13.0 million of income in the second quarter of 2014. The 2015 operating loss includes a $9.0 million one-time litigation settlement expense.

•	Net loss was $0.13 per diluted share versus income of $0.23 per diluted share in the second quarter of 2014.

•	Non-GAAP operating income was $4.8 million compared with $13.3 million in the second quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Non-GAAP earnings per diluted share was $0.10 compared with $0.25 in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Adjusted EBITDA was $12.9 million, compared with $21.0 million in the second quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Cash provided by operating activities was $0.1 million compared with $12.7 million in the second quarter of 2014. The 2015 figure includes the effect of a $9.0 million one-time litigation settlement payment. Capital expenditures were $4.7 million in the second quarter of 2015 compared to $3.5 million in the second quarter of 2014.

Outlook for 2015

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is reaffirming its guidance for 2015. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from litigation fees or settlements and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. When the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, our effective tax rate will increase. Additionally, we continue to monitor our profitability in the U.S. to determine whether there is sufficient evidence that may result in a full or partial release of the U.S. valuation allowance. Should this occur, the current GAAP tax rate in the U.S. will be significantly impacted. The combination of these factors can have a material effect on the amount of reported income tax expense, and therefore our earnings per share, when compared with the projections that are the basis of our outlook.

James Lucania, Acting Chief Financial Officer and Treasurer, said, “We will continue to face some margin pressures for the remainder of 2015, especially in EAS Consumables where lower production volumes are driving under absorption, exacerbated by rising material and direct labor costs in the factories. In our ALS businesses, market overcapacity in certain geographies is generating some significant pricing pressures which we expect will continue. However, we expect that the incremental income from our new EAS contract will help to offset these pressures and we continue to expect 2015 results within our prior guidance range.”

•	Net revenues are expected to be in the range of $575 million to $625 million, unchanged from prior guidance.

•	Adjusted EBITDA is expected to be in the range of $55 million to $68 million, unchanged from prior guidance.

•	Non-GAAP diluted net earnings per share is expected to be in the range of $0.40 to $0.50, assuming an effective tax rate of approximately 35%, unchanged from prior guidance.

Checkpoint Systems will host a conference call tomorrow, August 4, 2015, at 8:30 a.m. Eastern Time, to discuss its second quarter 2015 results. The call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.
Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory visibility, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.

For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2014 Form 10-K, filed on March 5, 2015 with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	June 28, 2015	December 28, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$99,104	$135,537
Accounts receivable, net of allowance of $7,642 and $8,526	109,643	131,720
Inventories	92,462	91,860
Other current assets	24,733	25,928
Deferred income taxes	5,334	5,557
Total Current Assets	331,276	390,602
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,060	1,057
PROPERTY, PLANT, AND EQUIPMENT, net	77,336	76,332
GOODWILL	166,083	173,569
OTHER INTANGIBLES, net	58,584	64,940
DEFERRED INCOME TAXES	22,901	25,284
OTHER ASSETS	5,934	6,882
TOTAL ASSETS	$663,174	$738,666
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$186	$236
Accounts payable	41,122	48,928
Accrued compensation and related taxes	19,245	27,511
Other accrued expenses	36,860	44,204
Income taxes	—	1,278
Unearned revenues	8,337	7,663
Restructuring reserve	3,089	6,255
Accrued pensions — current	4,104	4,472
Other current liabilities	16,519	17,504
Total Current Liabilities	129,462	158,051
LONG-TERM DEBT, LESS CURRENT MATURITIES	65,146	65,161
FINANCING LIABILITY	31,349	33,094
ACCRUED PENSIONS	99,306	108,920
OTHER LONG-TERM LIABILITIES	28,682	30,140
DEFERRED INCOME TAXES	15,163	15,369
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, 46,117,768 and 45,840,171 shares issued, 42,081,856 and 41,804,259 shares outstanding	4,612	4,584
Additional capital	424,067	441,882
Accumulated deficit	(18,483)	(12,331)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(44,610)	(34,684)
TOTAL STOCKHOLDERS' EQUITY	294,066	327,931
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$663,174	$738,666

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net revenues	$147,550	$170,925	$276,092	$318,331
Cost of revenues	86,053	98,418	158,058	183,538
Gross profit	61,497	72,507	118,034	134,793
Selling, general, and administrative expenses	51,891	55,369	103,197	109,715
Research and development	4,921	3,810	9,464	7,692
Restructuring expense	284	341	1,588	2,233
Litigation settlement	8,980	—	8,980	—
Acquisition costs	41	—	120	—
Other operating income	(132)	—	(493)	—
Operating (loss) income	(4,488)	12,987	(4,822)	15,153
Interest income	232	285	459	552
Interest expense	990	1,199	1,928	2,455
Other gain (loss), net	(859)	(442)	(488)	(528)
(Loss) earnings before income taxes	(6,105)	11,631	(6,779)	12,722
Income tax (benefit) expense	(698)	1,777	(627)	2,997
Net (loss) earnings	$(5,407)	$9,854	$(6,152)	$9,725

Net (loss) earnings per common share:
Basic (loss) earnings per share	$(0.13)	$0.23	$(0.14)	$0.23
Diluted (loss) earnings per share	$(0.13)	$0.23	$(0.14)	$0.23

Dividend declared per share	$—	$—	$0.50	$—

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this Non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) plus Non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this Non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percentages)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income and Adjusted EBITDA:	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net revenues, as reported	$147,550	$170,925	$276,092	$318,331

Operating (loss) income, as reported	(4,488)	12,987	(4,822)	15,153

Non-GAAP Adjustments:

Management transition expense	—	—	827	—
Restructuring expenses	284	341	1,588	2,233
Litigation settlement	8,980	—	8,980	—
Acquisition costs	41	—	120	—
Adjusted Non-GAAP operating income	4,817	13,328	6,693	17,386
Other gain (loss), net (a)	—	(95)	—	(65)
Depreciation and amortization expense	6,516	6,326	13,206	12,490
Stock compensation expense	1,539	1,397	2,998	2,898
Adjusted EBITDA	$12,872	$20,956	$22,897	$32,709

GAAP operating margin	(3.0)%	7.6%	(1.7)%	4.8%
Adjusted Non-GAAP operating margin	3.3%	7.8%	2.4%	5.5%

(a) Represents other gain (loss), net per the Consolidated Statements of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Net (Loss) Earnings:	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
(Loss) earnings, as reported	$(5,407)	$9,854	$(6,152)	$9,725

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	827	—
Restructuring expenses, net of tax	225	251	1,302	1,669
Litigation settlement, net of tax	8,980	—	8,980	—
Acquisition costs, net of tax	41	—	120	—
Interest expense on financing liability, net of tax	352	398	706	789
Adjusted net earnings	$4,191	$10,503	$5,783	$12,183

Reported diluted shares	42,956	42,324	42,806	42,287
Adjusted diluted shares	43,123	42,324	43,054	42,287

Reported net (loss) earnings per share - diluted	$(0.13)	$0.23	$(0.14)	$0.23
Adjusted net earnings per share - diluted	$0.10	$0.25	$0.13	$0.29